                                  SCHEDULE 14A
                                 (RULE 14a-101)

                     INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
           PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                      EXCHANGE ACT OF 1934 (AMENDMENT NO. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                              KRAMONT REALTY TRUST
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (5) Total fee paid:

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[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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

                              KRAMONT REALTY TRUST
                       580 WEST GERMANTOWN PIKE, SUITE 200
                         PLYMOUTH MEETING, PA 19462-1305

                                                                  April 27, 2004

Dear Shareholder:

         You are cordially invited to attend the 2004 annual meeting of shareholders, which will be held on Thursday, June 10, 2004 at the Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, NY, 10019, at 11:00 a.m. local time.

         Information about the meeting and the various matters on which the shareholders will act is included in the Notice of Annual Meeting of Shareholders and Proxy Statement which follow. Also included is a Proxy Card and postage paid return envelope.

         It is important that your Common Shares of beneficial interest and/or your Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest of Kramont Realty Trust, be represented at the meeting. Whether or not you plan to attend, we hope that you will complete and return your Proxy Card in the enclosed envelope as promptly as possible.

                                       Sincerely,

                                       /s/ Louis P. Meshon, Sr.

                                       -----------------------------------------
                                       Louis P. Meshon, Sr.
                                       President and Chief Executive Officer

                              KRAMONT REALTY TRUST

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD JUNE 10, 2004

         The annual meeting of shareholders of Kramont Realty Trust, a Maryland real estate investment trust (the "Company"), will be held on Thursday, June 10, 2004 at the Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, NY, 10019, at 11:00 a.m. local time, for the following purposes:

         1. To elect two trustees comprising the class of trustees to be elected for a three-year term expiring in 2007 and until their successors are duly elected and qualify.

         2. To ratify the appointment of BDO Seidman, LLP as the Company's independent public accountants for the fiscal year ending December 31, 2004.

         3. To transact such other business as may properly come before the meeting or any adjournment(s) or postponement(s) thereof.

         The Board of Trustees has fixed the close of business on March 24, 2004 as the record date for determining the holders of the Company's common shares of beneficial interest, $.01 par value per share (the "Common Shares"), and holders of the Company's Series B-1 Cumulative Convertible Preferred Shares of beneficial interest, $.01 par value per share (the "B-1 Preferred Shares"), entitled to receive notice of and to vote at the meeting.

         Shareholders are cordially invited to attend this meeting in person.

         The vote of holders of Common Shares and B-1 Preferred Shares is important. Accordingly, you are urged to complete, sign, date and return the accompanying proxy card whether or not you plan to attend the meeting.

                                       By Order of the Board of Trustees

                                       /s/ Mary Gannon

                                       -----------------------------------------
April 27, 2004                         Mary Gannon
Plymouth Meeting, PA                   Secretary

                              KRAMONT REALTY TRUST
                        580 W. GERMANTOWN PIKE, SUITE 200
                         PLYMOUTH MEETING, PA 19462-1305

                                 PROXY STATEMENT

                         ANNUAL MEETING OF SHAREHOLDERS
                                  JUNE 10, 2004

                                  INTRODUCTION

         This Proxy Statement is furnished in connection with the solicitation by the Board of Trustees (the "Board") of Kramont Realty Trust, a Maryland real estate investment trust (the "Company"), of proxies from the holders of the Company's issued and outstanding common shares of beneficial interest, $.01 par value per share (the "Common Shares"), and from the holders of the Company's issued and outstanding Series B-1 Cumulative Convertible Preferred Shares of beneficial interest, $.01 par value per share (the "B-1 Preferred Shares"), to be used at the Annual Meeting of Shareholders to be held on Thursday, June 10, 2004 at the Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, NY, 10019, at 11:00 a.m. local time, and any adjournment(s) or postponement(s) of such meeting (the "Annual Meeting"), for the purposes set forth in the accompanying Notice of Annual Meeting.

         The Company acquired its assets through the merger of the businesses of Kranzco Realty Trust ("Kranzco") and CV Reit, Inc. ("CV Reit") into the Company effective June 16, 2000 (the "Merger").

         This Proxy Statement and enclosed form of proxy are being mailed to the shareholders of the Company entitled to receive notice of and to vote at the Annual Meeting on or about April 27, 2004.

         At the Annual Meeting, the holders of the Common Shares and the B-1 Preferred Shares will be asked to consider and vote upon the following proposals (the "Proposals"):

         1. The election of two trustees comprising the class of trustees to be elected for a three-year term expiring in 2007 and until their successors are duly elected and qualify;

         2. The ratification of the appointment of BDO Seidman, LLP as independent public accountants for the Company for the fiscal year ending December 31, 2004; and

         3.       Such other business as may properly come before the Annual
                  Meeting.

         Only the holders of record of the Common Shares and the B-1 Preferred Shares at the close of business on March 24, 2004 (the "Record Date") are entitled to notice of and to vote at the Annual Meeting. Holders of the B-1 Preferred Shares have the right to vote together with the holders of the Common Shares as a single class on all actions to be taken by the holders of Common Shares. Each Common Share is entitled to one vote on all matters. Each B-1 Preferred Share is entitled to such number of votes as shall equal the number of Common Shares into which a B-1 Preferred Share is convertible on the Record Date, on all matters. As of the Record Date, 24,090,125 Common Shares were outstanding. As of the Record Date, 1,183,240 B-1 Preferred Shares were outstanding, which shares were in the aggregate convertible into 1,670,064 Common Shares.

         The presence at the Annual Meeting, in person or by proxy, of shareholders entitled to cast a majority of the votes entitled to be cast at the Annual Meeting will constitute a quorum for the transaction of business at the Annual Meeting. Abstentions and broker non-votes will count toward the presence of a quorum. "Broker non-votes" are shares held by brokers or nominees which are present in person or represented by proxy, but which are not voted because instructions have not been received from the beneficial owner with respect to a particular matter for which the broker or nominee does not have discretionary power to vote.

         In order to be elected as a trustee, a nominee must receive a plurality of all the votes cast at the Annual Meeting (Proposal 1). For purposes of calculating votes cast with respect to Proposal 1, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote. The Amended and Restated Declaration of Trust of the Company, as supplemented, does not permit cumulative voting for the election of trustees by shareholders.

         The affirmative vote of the holders of at least a majority of the votes cast at the Annual Meeting is required to ratify the appointment of BDO Seidman, LLP as the Company's independent public accountants (Proposal 2). For purposes of calculating votes cast with respect to Proposal 2, abstentions and broker non-votes will not be counted as votes cast and will have no effect on the result of the vote.

         The Common Shares and the B-1 Preferred Shares represented by all properly executed proxies returned to the Company will be voted at the Annual Meeting as indicated or, if no instruction is given, in favor of all Proposals. As to any other business which may properly come before the Annual Meeting, all properly executed proxies will be voted by the persons named therein in accordance with their discretion. The Company does not presently know of any other business which will come before the Annual Meeting. Any person giving a proxy has the right to revoke it at any time before it is exercised (a) by filing with the Secretary of the Company a duly signed revocation or a properly executed proxy bearing a later date or (b) by voting in person at the Annual Meeting. Mere attendance at the Annual Meeting will not serve to revoke a proxy.

         Under the provisions of Maryland law applicable to real estate investment trusts, shareholders are not entitled to dissenter's rights with respect to any matter to be considered and voted on at the Annual Meeting, and the Company will not independently provide shareholders with any such right.

NO PERSON IS AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THE DELIVERY OF THIS PROXY STATEMENT SHALL, UNDER NO CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                                   PROPOSAL 1

                              ELECTION OF TRUSTEES

         The Amended and Restated Declaration of Trust of the Company, as supplemented, provides that the Board shall consist of seven members who hold office until their terms of office expire and, in each case, until their respective successors are duly elected and qualify. The trustees are divided into three classes, consisting of two members (the "Class I Trustees") whose terms will expire at this Annual Meeting, three members (the "Class II Trustees") whose terms will expire at the 2005 annual meeting of shareholders, and two members (the "Class III Trustees") whose terms will expire at the 2006 annual meeting of shareholders.

         Except where otherwise instructed, proxies solicited by this Proxy Statement will be voted for the election of each of the Board's nominees listed below. Each such nominee has consented to be named in this Proxy Statement and to serve as a trustee, if elected, and the Board has no reason to believe that any nominee will be unavailable to serve. In the event any of the nominees are unable or decline to serve as a trustee at the time of the Annual Meeting, the proxies will be voted for any nominee who may be designated by the present Board to fill the vacancy.

         The information below, relating to the nominees for election as trustees and for each of the other trustees has been furnished to the Company by the respective individuals.

NOMINEES FOR ELECTION AS CLASS I TRUSTEES

         Bernard J. Korman, 72, has been a Trustee of the Company since the Company commenced business operations at the time of the Merger in June 2000. Mr. Korman was a Trustee of Kranzco from 1997 to June 2000 when it merged into the Company. Mr. Korman is Chairman of Philadelphia Health Care Trust, a non-profit organization, NutraMax Products, Inc. (NASDAQ), a consumer healthcare products company, Omega Healthcare Investors, Inc. (a healthcare REIT)(NYSE) and The Pep Boys, Inc. (auto supplies) (NYSE). Mr. Korman served as President and Chief Executive Officer of MEDIQ Incorporated (healthcare services) (AMEX) from 1982 to 1995, and as Chairman of PCI Services, Inc. from 1992 to 1996. Mr. Korman currently is a director of The New America High Income Fund (financial services) (NYSE). Mr. Korman currently serves as an audit committee member of Omega Healthcare Investors, Inc. and

The New America High Income Fund. Mr. Korman is a member of the Board's Audit Committee, Executive Compensation Committee and Nominating and Governance Committee.

         Laurence Gerber, 47, is a nominee for Trustee of the Company. Mr. Gerber is Chairman and Chief Executive Officer of EPOCH Senior Living, Inc., a privately-held assisted living and long-term care facility owner and operator, which he founded in 1997. Previously, Mr. Gerber was President and Chief Executive Officer of The Berkshire Group, a private investment company focused in real estate and related businesses, from 1990 to 1997. He also served as President, Chief Executive Officer and Director of Berkshire Realty Company, Inc. (NYSE), an apartment focused real estate investment trust, from 1990 to 1997 and as Chairman of Berkshire Mortgage Finance Company, a commercial mortgage banking company, from 1987 to 1997. Mr. Gerber served as a member of the Board of Directors of Cunningham Graphics International from 1998 to 2001 (NASDAQ), and as a Director and a member of the Executive Committee of Harborside Healthcare (NYSE) from 1996 to 1997.

         A number of potential nominees for trustee of the Company were reviewed and considered by the Nominating and Governance Committee, including candidates that were recommended by a shareholder and the Company's Chief Executive Officer, including Mr. Gerber. After careful investigation, review and consideration, Mr. Gerber was approved and recommended to the Board of Trustees for inclusion as a nominee for trustee at the Annual Meeting by the Board's Nominating and Governance Committee.

OTHER TRUSTEES WHOSE TERMS OF OFFICE CONTINUE AFTER THE ANNUAL MEETING

Class II Trustees

         Louis P. Meshon, Sr., 63, has been Chief Executive Officer, President and a Trustee of the Company since the Company commenced business operations at the time of the Merger in June 2000. Mr. Meshon was a Director and Chief Executive Officer of CV Reit from December 1997 to June 2000 when it merged into the Company. Mr. Meshon was the President of Drexel Realty, Inc., doing business as Montgomery Group Affiliates ("Drexel"), a shopping center developer and manager, from 1974 when he co-founded Drexel, until 1997. In December 1997, companies directly or indirectly owned or controlled by Mr. Meshon and engaged in the development, management and ownership of community based shopping centers and an office building in the aggregate totaling approximately 590,000 square feet, consummated a transaction in which CV Reit acquired ownership of those properties through its subsidiary, Montgomery CV Realty L.P. Mr. Meshon is a member of NAREIT, the International Council of Shopping Centers and the Real Estate Advisory Board of the Wharton School of the University of Pennsylvania.

         Milton S. Schneider, 54, has been a Trustee of the Company since the Company commenced business operations at the time of the Merger in June 2000. Mr. Schneider was a Director of CV Reit from December 1997 to June 2000 when it merged into the Company. Since 1995, Mr. Schneider has been Chief Executive Officer of The Glenville Group, which is involved in the development, ownership and management of commercial and residential properties. Since June 1995, Mr. Schneider has also been Chairman of Togar Property Company, an apartment development company located in Plymouth Meeting, Pennsylvania. In addition, since June 1994, Mr. Schneider has been Vice Chairman of Parkland Management Company, a financial services company, and since October 1994, he has been Vice Chairman of Horvitz Newspapers, Inc. Mr. Schneider is Chairman of the Board's Audit Committee, and a member of the Board's Nominating and Governance Committee.

         Alan L. Shulman, 71, has been a Trustee of the Company since the Company commenced business operations at the time of the Merger in June 2000. Mr. Shulman was a Director of CV Reit from 1985 to June 2000 when it merged into the Company, and he served as Chairman of the Board of CV Reit from August 1992 until May 1996. Mr. Shulman is a private investor and was previously a general partner of Unitel Associates, Ltd., a Florida limited partnership engaged in the ownership and operation of Holiday Inn motel properties, for more than twenty years until its dissolution in 1987. Mr. Shulman was one of the founding directors of Island National Bank, Palm Beach, Florida in 1988 and served on its board until the bank was sold in 1998. From December 1997 until November 2000, when the company was sold, Mr. Shulman served as a director of Engle Homes (real estate development) (NASDAQ). Mr. Shulman is a member of the Board's Executive Compensation Committee and Audit Committee, and is Chairman of the Board's Nominating and Governance Committee.

Class III Trustees

         H. Irwin Levy, 77, has been a Trustee of the Company since the Company commenced business operations at the time of the Merger in June 2000, and has been acting Chairman of the Board since July 14, 2003. Mr. Levy was a Director and Chairman of the Board of CV Reit from December 1997 to June 2000 when it merged into the Company. Mr. Levy was Chairman of the Board and Chief Executive Officer of CV Reit from 1985 to July 1992. Mr. Levy is Chairman of the Board, Chief Executive Officer and a majority stockholder of Hilcoast Development Corp., which is principally engaged in the ownership and management of recreation facilities at an active adult condominium community in southern Florida. Since 1995, he has served as a director of nStor Technologies, Inc. (manufacturer of information storage and storage area network solutions) (AMEX). He is of counsel to the West Palm Beach law firm of Levy, Kneen, Mariani, Curtin, Kornfeld and del Russo.

         E. Donald Shapiro, 72, has been a Trustee of the Company since the Company commenced business operations at the time of the Merger in June 2000. Mr. Shapiro was a Trustee of Kranzco from 1994 to June 2000 when it merged into the Company. Mr. Shapiro has been The Joseph Solomon Distinguished Professor of Law at New York Law School since 1983 and is a Dean Emeritus. Mr. Shapiro also serves as a director of the following entities: Loral Space and Communications (formerly Loral Corporation) (satellite communications) (NYSE) since 1973; GHI (health care provider) (not for profit) since 1994; Frequency Electronics (space and communication components) (AMEX) since 1998; nStor Technologies, Inc (manufacturer of information storage and storage area network solutions) (AMEX) since 2003; and Vasomedical (medial equipment) (NASDAQ) since 1992. Mr. Shapiro currently serves as an audit committee member of Loral Space and Communications, Frequency Electronics and nStor Technologies,

Inc. Mr. Shapiro is a member of the Board's Audit Committee and Nominating and Governance Committee and Chairman of the Board's Executive Compensation Committee.

TRUSTEE WHOSE TERM OF OFFICE WILL NOT CONTINUE AFTER THE ANNUAL MEETING

         Norman M. Kranzdorf, 73, has been a Trustee of the Company since the Company commenced business operations at the time of the Merger in June 2000, and was Chairman of the Board since that time until his retirement effective July 14, 2003. Mr. Kranzdorf founded Kranzco and served as its President and Chief Executive Officer and as a Trustee until June 2000 when it merged into the Company. Mr. Kranzdorf was the President of Kranzco Realty, Inc., a general commercial real estate management and brokerage company, from 1979, when he founded Kranzco Realty, Inc., to 1992. He served as President of Amterre Development Inc. from 1972 to 1981. Amterre, the successor to Food Fair Properties, Inc., owned and operated over 50 shopping centers, as well as other single-tenant retail properties, on the Eastern seaboard. Mr. Kranzdorf was also an officer and director of Kranzco Management, Inc., a general commercial real estate manager and brokerage company and a wholly owned subsidiary of Kranzco Realty, Inc. from 1980, when it was founded, to 1992. Mr. Krandzdorf presently serves as Senior Vice President of Retail Services for Urdang Capital Management (pension fund advisor and money manager) since 2003. Mr. Kranzdorf also serves as Chairman of Amterre Property Group, LLC (shopping center ownership) since 2001. He is a member of NAREIT and the International Council of Shopping Centers. Mr. Kranzdorf is a director of New America International, Inc. (real estate) and a member of the Real Estate Advisory Board of the Wharton School of the University of Pennsylvania. Mr. Kranzdorf also previously served as a member of the Board of Governors of NAREIT and as a trustee of the International Council of Shopping Centers. Mr. Kranzdorf is a Class I Trustee, holding the seat on the Board for which Mr. Gerber has been nominated. In connection with Mr. Kranzdorf's retirement as Chairman of the Board effective July 14, 2003, the Board of Trustees passed a resolution that Mr. Kranzdorf was to remain as a Trustee and member of the Board through the duration of his existing term, which expires at the Annual Meeting.

BOARD OF TRUSTEES' MEETINGS

         During the Company's fiscal year ended December 31, 2003, the Board held six regular meetings. All trustees attended at least 75% of all meetings of the Board and the committees thereof on which they served during the fiscal year ended December 31, 2003.

         Beginning in 2004, all trustees who are not members of the Company's management are scheduled to meet at regularly scheduled executive sessions without members of management present. The position of presiding trustee at these meetings is expected to rotate among the non-management trustees. At least one of these meetings each year is to include only those trustees who are "independent" under the current listing standards of the New York Stock Exchange.

         All members of the Board of Trustees are encouraged to attend the Company's annual meeting, and all have attended in each of the last three years.

TRUSTEE INDEPENDENCE

         The Board of Trustees has affirmatively determined that a majority of its trustees (Messrs. Korman, Schneider, Shapiro and Shulman, as well as trustee nominee Laurence Gerber) do not have any material relationship with the Company and therefore are "independent" under the current listing standards of the New York Stock Exchange.

BOARD COMMITTEES

         The Board has an Audit Committee, a Nominating and Governance Committee and an Executive Compensation Committee.

         The Audit Committee acts pursuant to the Audit Committee Charter. A current copy of the Audit Committee Charter is available to shareholders on the Company's web site on the Internet, and is also attached as an appendix to this proxy statement. The Audit Committee is composed of Messrs. Korman, Schneider, Shapiro and Shulman. Each of the members of the Audit Committee qualifies as an "independent" trustee under the current listing standards of the New York Stock Exchange. The Board of Trustees has determined that the Company has at least one "audit committee financial expert" serving on its Audit Committee, Mr. Korman, as defined under the applicable Securities and Exchange Commission rules. In addition, each of the members of the Audit Committee satisfies the other requirements of the current New York Stock Exchange listing standards for audit committee membership, including being deemed "financially literate" by the Board of Trustees. Mr. Shapiro serves on the Audit Committees of four public companies (including Kramont), and the Board of Trustees has determined that such simultaneous service would not impair his ability to effectively serve on the Company's Audit Committee. The Audit Committee is directly responsible for the appointment, compensation, oversight, termination and replacement of the Company's independent auditor (subject, if applicable, to shareholder ratification), and has the sole authority to approve all audit engagement fees and terms and all non-audit engagements with the independent auditors. The other functions of the Audit Committee are described in the Audit Committee Charter and also include determining the compatibility of non-audit services of the Company's public accountants, if any, with the independence of the public accountants. The Audit Committee met four times during the fiscal year ended December 31, 2003.

         The Nominating and Governance Committee was established on December 2, 2003 and acts pursuant to the Nominating and Governance Committee Charter, a current copy of which is available to shareholders on the Company's web site on the Internet. The Nominating and Governance Committee is composed of Messrs. Shulman, Shapiro, Schneider and Korman. Each of the members of the Nominating and Governance Committee qualifies as an "independent" trustee under the current listing standards of the New York Stock Exchange. The functions of the Nominating and Governance Committee are to (1) assist the Board by identifying individuals qualified to become Board members, and to recommend for selection by the Board the Trustee nominees to stand for election for the next annual meeting of the Company's shareholders; (2) to recommend to the Board the Trustee nominees for each committee of the Board (other than this Committee); (3) to oversee the evaluation of the Board and management; and (4) to develop and recommend to the Board a set of Corporate Governance Guidelines and Code of Business Conduct and Ethics applicable to the Company. The Nominating and Governance Committee does not have a policy with regard to the consideration of any trustee candidates recommended by shareholders. The Board of Trustees has determined that it is appropriate for the Company not to have such a policy because the Board has not had difficulty finding qualified trustee candidates in the past, and shareholders have been and continue to be able to communicate directly with the trustees and to discuss any topic with trustees (including trustee candidates) at the Company's Annual Meeting of Shareholders. Other than as provided in the charter for the Nominating and Governance Committee, the Committee considers trustee nominees on a case-by-case basis, and has not formalized any specific, minimum qualifications that it believes must be met by a trustee nominee recommended by the Committee, identified any specific qualities or skills that it believes are necessary for one or more of the Company's trustees to possess, or formalized a process for identifying and evaluating nominees for trustee. The Nominating and Governance Committee did not meet during the fiscal year ended December 31, 2003. Subsequent to December 31, 2003, the Nominating and Governance Committee met twice to discuss the nomination of Laurence Gerber, among other matters.

         The Executive Compensation Committee acts pursuant to the Executive Compensation Committee Charter, a current copy of which is available to shareholders on the Company's web site on the Internet. The Executive Compensation Committee is composed of Messrs. Shapiro, Shulman and Korman. Each of the members of the Executive Compensation Committee qualifies as an "independent" trustee under the current listing standards of the New York Stock Exchange. The function of the Executive Compensation Committee is to review and make recommendations to the Board regarding compensation for the Company's executive officers. In addition, the Executive Compensation Committee is to determine awards granted pursuant to the various option and incentive plans to employees, trustees, advisors and consultants which align the interests of the Company's trustees, executive officers, key employees, advisors and consultants with those of the shareholders and enable the Company to attract, compensate and retain trustees, executive officers, key employees, advisors and consultants and provide them with appropriate incentives and rewards for performance. The Executive Compensation Committee administers the Company's 1992 Employee Share Option Plan (the "Employee Plan"), the 1992 Trustee Share Option Plan (the "Trustee Plan"), the Kramont Realty Trust Executive Officer Stock Option Plan (the "Executive Officer Plan"), the Kramont Realty Trust 1997 Stock Option Plan (the "KRT Employee Plan"), the Kramont Realty Trust Non-Employee Director 1998 Stock Option Plan (the "Director Plan" and together with the Employee Plan, the Trustee Plan, the Executive Officer Plan, and the KRT Employee Plan, the "Option Plans"), the Company's 1995 Incentive Plan (the "1995 Incentive Plan") and the Company's 2000 Incentive Plan (the "2000 Incentive Plan" and together with the 1995 Incentive Plan, the "Incentive Plans"). The Executive Compensation Committee met twice during the fiscal year ended December 31, 2003.

COMMUNICATING WITH THE BOARD OF TRUSTEES

         Shareholders or other interested parties may communicate with the entire board of trustees, specified individual trustees, the non-management trustees as a group, or the trustee who is the presiding trustee at meetings of the non-management trustees, by writing to the secretary of the Company at 580
W. Germantown Pike, Suite 200, Plymouth Meeting, PA 19462-1305. All such correspondence will be forwarded directly to the appropriate trustee or group of trustees.

TRUSTEES' COMPENSATION

         Each non-employee trustee of the Company receives an annual fee of $18,000 and a fee of $1,000 for each Board of Trustees meeting attended, and each trustee is entitled to $1,000 for each separate committee meeting attended, except effective June 10, 2003, the Chairman of the Audit Committee is entitled to $2,000 for each separate committee meeting attended. Employees of the Company who are also trustees are not paid any trustees' fees. In addition, the Company reimburses the trustees for travel expenses incurred in connection with their activities on behalf of the Company. In addition, the Board has approved the annual issuance to each non-employee trustee of options to purchase 5,000 Common Shares. On June 11, 2003, Messrs. Korman, Levy, Schneider, Shapiro and Shulman were each issued 5,000 options by the Company. Louis P. Meshon, Sr.'s and Norman
M. Kranzdorf's employment agreements are described below in the section entitled "Executive Compensation."

EXECUTIVE COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

         As discussed above, the Board has established an Executive Compensation Committee. The Executive Compensation Committee consists of Messrs. Shapiro, Shulman and Korman. None of the members of the Executive Compensation Committee are or have been employees of the Company. During a portion of the fiscal year ended December 31, 2003, Mr. Levy was also a member of the Executive Compensation Committee. The information regarding Mr. Levy under the caption "Certain Relationships and Related Transactions" is hereby incorporated by reference into this section. To the Company's knowledge, there were no other interrelationships involving the trustees of the Company and compensation decisions requiring disclosure in this Proxy Statement.

INFORMATION ABOUT THE BOARD OF TRUSTEES AND CORPORATE GOVERNANCE ON THE COMPANY'S WEB SITE

         The Company's web site address on the Internet is www.kramont.com. In addition to making available on its web site current copies of the charters for the Audit, Executive Compensation and Nominating and Governance Committees of the Company's Board of Trustees, the Company also makes available copies of its Code of Ethics for the Chief Executive Officer and Senior Financial Officers (and any amendments to, or waivers under, such code), and its Whistleblower Policy. Each of these documents is available in print to any shareholder who requests a copy from the Company.

THE BOARD RECOMMENDS A VOTE "FOR" THE ELECTION OF EACH OF MESSRS. KORMAN AND GERBER TO SERVE UNTIL THE 2007 ANNUAL MEETING OF SHAREHOLDERS AND UNTIL THEIR SUCCESSORS ARE DULY ELECTED AND QUALIFY.

                                   PROPOSAL 2

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

         The Audit Committee has appointed BDO Seidman, LLP as independent auditor for the Company for the year ending December 31, 2004. BDO Seidman, LLP acted as independent auditor for the Company for the year ended December 31, 2003. A proposal to ratify the appointment of BDO Seidman, LLP as independent auditor for the year ending December 31, 2004 is being presented to the shareholders at the Annual Meeting. A representative of BDO Seidman, LLP is expected to be present at the meeting and available to respond to appropriate questions and will be given an opportunity to make a statement.

         During the fiscal years ended December 31, 2002 and 2003, BDO Seidman, LLP provided various audit and non-audit services to the Company. Set forth below are the aggregate fees billed for these services:

         (a) Audit Fees: Aggregate fees billed for professional services rendered for the audit of the Company's annual financial statements for the fiscal years ended December 31, 2002 and 2003 and for the reviews of the financial statements included in the Company's quarterly reports on Form 10-Q:
$133,500 and $130,000, respectively.

         (b) Audit-Related Fees: Aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company's financial statements, and not reported under the heading "Audit Fees" above (primarily related to SEC compliance reviews and consulting), for the fiscal years ended December 31, 2002 and 2003: $28,500 and $0, respectively.

         (c) Tax Fees: There were no fees billed for professional services rendered for tax compliance, tax advice and tax planning, for the fiscal years ended December 31, 2002 and 2003.

         (d) All Other Fees: None.

         Pre-Approval Policies and Procedures. The Audit Committee pre-approves all audit and permissible non-audit services. The Audit Committee has authorized each of its members to pre-approve audit, audit-related, tax and non-audit services, provided that such approved service is reviewed with the full Audit Committee at its next meeting.

         As early as practicable in each fiscal year, BDO Seidman, LLP provides to the Audit Committee a schedule of the audit and other services that they expect to provide or may provide during the year. The schedule is specific as to the nature of the proposed services, the proposed fees, and other details that the Audit Committee may request. The Audit Committee by resolution authorizes or declines the proposed services. Upon approval, this schedule serves as the budget for fees by specific activity or service for the year.

         A schedule of additional services proposed to be provided by BDO Seidman, LLP or proposed revisions to services already approved, along with associated proposed fees, may be presented to the Audit Committee for their consideration and approval at any time. The schedule is required to be specific as to the nature of the proposed service, the proposed fee, and other details that the Audit Committee may request. The Audit Committee intends by resolution to authorize or decline authorization for each proposed new service.

THE BOARD RECOMMENDS THAT YOU VOTE "FOR" THE PROPOSED RATIFICATION OF THE APPOINTMENT OF BDO SEIDMAN, LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY FOR THE FISCAL YEAR ENDING DECEMBER 31, 2004.

                             AUDIT COMMITTEE REPORT

         The Audit Committee has (i) reviewed and discussed the audited financial statements of the Company for the fiscal year ended December 31, 2003 with management; (ii) discussed with BDO Seidman, LLP, the Company's independent auditors, the matters required to be discussed by Statement on Auditing Standards No. 61 (such as the quality of the Company's accounting principles and internal controls); and (iii) received written disclosures and a letter from BDO Seidman, LLP regarding its independence from the Company as required by Independence Standards Board Standard No. 1, and discussed with BDO Seidman, LLP the independence of that firm. Based on the review and discussions referred to in items (i) through (iii) above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's annual report on Form 10-K for the Company's fiscal year ended December 31, 2003. The Board of Trustees has determined that the members of the Audit Committee are independent of the Company and otherwise comply with New York Stock Exchange requirements.

         The foregoing is furnished by the Audit Committee.

March 31, 2004

                                Bernard J. Korman
                               Milton S. Schneider
                                E. Donald Shapiro
                                 Alan L. Shulman

                               EXECUTIVE OFFICERS

         The following is provided with respect to the executive officers of the Company. None of the executive officers of the Company are related to each other. Executive officers are elected by and serve at the discretion of the President, except the President and Chief Executive Officer, who serves at the discretion of the Board.

         Louis P. Meshon, Sr., 63, Chief Executive Officer and President. Biographical information regarding Mr. Meshon is set forth under "Proposal I - Election of Trustees."

         George S. Demuth, 47, has been Executive Vice President and Chief Operating Officer of the Company since the Company commenced business operations at the time of the Merger in June 2000. Mr. Demuth was the Director of Leasing of Kranzco from 1997 to June 2000 when it merged into the Company. From 1995 to 1997, Mr. Demuth was the Director of Real Estate at Kimco Realty Corporation. From 1994 to 1995, Mr. Demuth was managing director of LRA Realty Advisors, Inc. Mr. Demuth has been engaged in the shopping center industry since 1981, holding both executive and officer positions in leasing, acquisition, management and redevelopment capacities. Mr. Demuth has been associated with Dusco Property Management (Lend Lease Corporation), Cadillac Fairview Corporation and the Kravco Companies. From 1978 to 1981, Mr. Demuth was engaged in the appraisal, development, acquisition and disposition of commercial real estate with the Penn Central Corporation, the Southland Corporation and the Beal Companies. Mr. Demuth is a member of the International Council of Shopping Centers and serves as State Director for Pennsylvania, New Jersey and Delaware.

         Carl E. Kraus, 56, has been the Senior Vice President, Chief Financial and Investment Officer and Treasurer of the Company since April 1, 2002. Mr. Kraus had been the Chief Financial Officer of Philips International Realty Corp. (NYSE: PHR) from 1999 to 2002, and he was Senior Vice President - Northeast Region of Hearthstone Advisors from 1997 to 1998. From 1992 to 1996, Mr. Kraus served as Managing Director of the Brandywine Group. Mr. Kraus served in executive positions of the Radnor Corporation, a commercial real estate company, from 1976 to 1992, where he held the positions of controller, Vice President and Chief Financial Officer, Executive Vice President and Chief Financial Officer and President from 1983 to 1992.

         Etta M. Strehle, 48, has been the Senior Vice President and Chief Accounting Officer of the Company since April 1, 2002. Ms. Strehle was the Chief Financial Officer, Treasurer and Financial Vice President of the Company from the time of the Merger in June 2000, when the Company commenced business operations, until March 31, 2002. Ms. Strehle was Chief Financial Officer of Montgomery CV Realty Trust, a subsidiary of CV Reit from February 1999 to June 2000, and from December 1997 to February 1999, Ms. Strehle was the Controller of Drexel Realty, Inc., in which CV Reit owned an indirect 95% economic interest. Prior to joining CV Reit in 1997, Ms. Strehle was employed by Drexel Realty, Inc., then doing business as Montgomery Group Affiliates, for 5 years, principally as Controller. Previously thereto, she was employed by Kravco Company for 16 years. Ms. Strehle is a member of the International Council of Shopping Centers.

                             EXECUTIVE COMPENSATION

         The following table sets forth certain information with respect to the cash and other compensation paid or accrued by the Company for services rendered by Louis P. Meshon, Sr., the Company's President and Chief Executive Officer, George S. Demuth, the Company's Executive Vice President and Chief Operating Officer, Carl E. Kraus, the Company's Senior Vice President, Chief Financial and Investment Officer and Treasurer, and Etta M. Strehle, the Company's Senior Vice President and Chief Accounting Officer (collectively, the "Named Executives"), during the fiscal year ended December 31, 2003. The amount set forth in the table includes the compensation paid to the Named Executives for the fiscal year ended December 31, 2003, the fiscal year ended December 31, 2002 and the fiscal year ended December 31, 2001. Other than the Named Executives, no executive officer of the Company earned a total salary and bonus exceeding $100,000 during the fiscal year ended December 31, 2003.

                           SUMMARY COMPENSATION TABLE
                               Annual Compensation

     Name and                                                                      Other Annual
Principal Position                      Year       Salary         Bonus            Compensation
------------------                      ----       ------         -----            ------------
Louis P. Meshon, Sr.                    2003      $325,000      $ 70,000(1)            (2)
President and Chief                     2002      $325,000      $ 30,000(1)            (2)
Executive Officer                       2001      $325,000      $200,000(1)            (2)

George S. Demuth                        2003      $202,862      $111,014               (2)
Executive Vice President                2002      $195,846      $ 51,700               (2)
and Chief Operating Officer             2001      $188,635      $ 75,000               (2)

Carl E. Kraus (3)                       2003      $204,769      $201,858 (4)           (2)
Senior Vice President,                  2002      $142,404      $      0               (2)
Chief Financial and Investment
Officer and Treasurer

Etta M. Strehle (5)                     2003      $157,218      $ 68,500               (2)
Senior Vice President and               2002      $152,404      $ 62,500               (2)
Chief Accounting Officer                2001      $150,000      $ 49,000               (2)

                                                             Long-Term Compensation
                                                             ----------------------
     Name and                                          Restricted   Securities Underlying     All Other
Principal Position                          Year       Shares ($)       Options/SARs         Compensation
------------------                          ----       ----------       ------------         ------------
Louis P. Meshon, Sr.(6)                     2003      $        0                 0           $ 21,875(7)(8)
President and Chief                         2002      $        0                 0           $ 33,327(7)(8)
Executive Officer                           2001      $        0                 0           $ 30,800(7)(8)

George S. Demuth                            2003      $  100,000(9)              0           $  5,000(7)

Executive Vice President                    2002      $  125,000(9)              0           $  5,000(7)
and Chief Operating Officer                 2001      $  153,588(9)              0           $  3,400(7)

Carl E. Kraus (3)                           2003      $  100,000(9)              0           $  5,000(7)
Senior Vice President,                      2002      $  135,500(9)              0           $  3,308(3)(7)
Chief Financial and Investment
Officer and Treasurer

Etta M. Strehle (5)                         2003      $   30,000(9)              0           $  5,000(7)
Senior Vice President and                   2002      $   30,000(9)              0           $  5,000(7)
Chief Accounting Officer                    2001      $   30,718(9)              0           $  3,400(7)

(1) Performance bonus paid pursuant to Mr. Meshon's employment agreement. Amount attributable to 2003 was paid in March 2004, amount attributable to 2002 was paid in March 2003, and amount attributable to 2001 was paid in April 2002.

(2) Excludes certain personal benefits, the total value of which is less than the lesser of $50,000 or 10% of the total annual salary and bonus paid or accrued by the Company for services rendered during the fiscal year.

(3)      Mr. Kraus commenced employment with the Company on April 1, 2002.

(4) Performance bonus paid in 2003 was for the period from April 1, 2002 through September 30, 2003.

(5) During the first quarter of 2002, Ms. Strehle was Chief Financial Officer, Financial Vice President and Treasurer of the Company. On April 1, 2002, Ms. Strehle was elected a Senior Vice President and Chief Accounting Officer.

(6) The Company also sold 75,000 restricted Common Shares to Mr. Meshon in accordance with his employment agreement, at the fair market value on the day of the sale (June 16, 2000) of $10.16 per share. Mr. Meshon executed a promissory note for $762,000 in payment for the restricted shares, which will terminate upon the earlier of the satisfaction of certain conditions set forth in the note or June 15, 2005 (upon the fifth anniversary of his employment), and thereafter, Mr. Meshon will have no obligations under the promissory note. The note was issued prior to the prohibitions on related party loans as stated in the Sarbanes-Oxley Act of 2002. Mr. Meshon is entitled to receive dividends on these shares.

(7) Includes contributions made by the Company to the account of the Named Executive under a 401(k) retirement plan.

(8) Includes the premium paid by the Company for a term life insurance policy in the face amount of $10,000,000 through November 27, 2002. The Company and Mr. Meshon's spouse were each designated as beneficiaries in the amount of 50% upon the death of Mr. Meshon. Effective November 28, 2002, the policy amount was decreased to $5,000,000 and Mr. Meshon's spouse became the sole beneficiary.

(9) Restricted shares were awarded pursuant to the 2000 Incentive Plan. On July 1, 2003, Messrs. Demuth and Kraus and Ms. Strehle received grants of 5,981, 5,981, and 1,794 shares respectively, valued at $16.72 per share as of July 1, 2003. The shares vest as follows: one-third vest on July 1, 2003, one-third vest on July 1, 2004 and one-third vest on July 1, 2005. On April 1, 2002, Mr. Kraus received a grant of 10,000 shares valued at $13.55 per share. The shares vest as follows: one-third vest on April 1, 2002, one-third vest on March 31, 2003 and one-third vest on March 31, 2004. Mr. Demuth and Ms. Strehle received grants of 7,937 and 1,905 shares respectively, valued at $15.75 per share as of July 1, 2002, the date of the grant. The shares vest as follows: one-third vest on July 1, 2002, one-third vest on July 1, 2003 and one-third vest on July 1, 2004. In 2001, Mr. Demuth and Ms. Strehle received grants of 11,765 and 2,353 shares respectively, valued at $13.055 per share as of September 1, 2001, the date of the grant. With respect to the

         2001 grants, the shares vest as follows: one-third vest on September 1, 2001, one-third vest on July 1, 2002 and one-third vest on July 1, 2003. Prior to vesting, the shares are subject to a risk of forfeiture in the event of termination of employment (other than a change in control of the Company), and are restricted as to transfer. Messrs. Demuth and Kraus and Ms. Strehle have the right to vote and receive dividends on the shares.

                 AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                        AND FISCAL YEAR END OPTION VALUES

         The following table sets forth certain information with respect to the exercise of options during the fiscal year ended December 31, 2003 and the unexercised options held as of the end of such fiscal year by the Named Executives. The fair market value on December 31, 2003 of the Common Shares underlying the options was $18.10 per Common Share.

                                                                 Number of Securities
                                                                Underlying Unexercised              Value of Unexercised
                             Shares                                 Options Held at                 In-The-Money Options
                          Acquired On          Value               December 31, 2003                at December 31, 2003
Name                      Exercise (#)      Realized ($)      Exercisable/  Unexercisable        Exercisable/  Unexercisable
----                      ------------      ------------      ------------  -------------        ------------  -------------
Louis P. Meshon, Sr.       62,922           $  306,769           82,078              0           $ 362,128       $      0
George S. Demuth            3,000           $   20,820            7,500          2,000           $       0       $ 15,880
Carl E. Kraus                   0           $        0            8,333         16,667           $  37,915       $ 75,835
Etta M. Strehle             1,300           $    6,329            9,400          1,400           $  41,473       $ 11,116

         The value realized from exercised options is deemed to be the fair market value of the Common Shares underlying the options on the date of exercise less the exercise price of the options. The value of unexercised in-the-money options disclosed is based upon the fair market value of the Common Shares underlying the options at December 31, 2003 less the exercise price of the options. The actual value, if any, that the Named Executive receives will depend on the excess of the stock price at the time of exercise over the exercise or base price on the date the option is exercised.

EMPLOYMENT CONTRACTS AND OTHER ARRANGEMENTS

Compensation of Chief Executive Officer

         Mr. Meshon's compensation arrangement was established under an employment agreement dated as of June 16, 2000 (the "Meshon Employment Agreement"). The Meshon Employment Agreement commenced on June 16, 2000 and is for a term of five years and continues for successive one-year periods thereafter unless otherwise terminated as provided in the Meshon Employment Agreement. The Meshon Employment Agreement provides for annual base compensation of $325,000. The Board may, in its sole discretion, increase Mr. Meshon's base salary or other compensation. The Meshon Employment Agreement provides for an annual performance bonus, determined by the Company and reviewed by the Company's independent auditors, within 100 days of the end of the calendar year. The performance bonus is calculated as follows:

Funds From Operations
      Per Share            Bonus ($)
---------------------      ---------
     < $1.30               0
  $1.30 to $1.49           $200,000 - $10,000 for each cent < $1.50
  $1.50 to $1.60           $200,000
  $1.61 to $1.80           $200,000 + $10,000 for each cent > $1.60
     > $1.80               $400,000 + $5,000 for each cent > $1.80

         The Meshon Employment Agreement further provides for the Company to sell Mr. Meshon 75,000 restricted Common Shares of beneficial interest at a price equal to their fair market value evidenced by a full recourse promissory note that matures after 5 years. The Company sold these shares to Mr. Meshon on June 16, 2000 at the then current market price per Common Share of $10.16 for a total of $762,000 evidenced by the full recourse promissory note which matures on June 15, 2005. The note and its collateral, consisting of the restricted Common Shares and Mr. Meshon's obligations under the note, will terminate on the earliest to occur of: (i) the note's full satisfaction, (ii) the note's fifth anniversary (if Mr. Meshon is still employed by the Company) or (iii) the termination of Mr. Meshon's employment following a change of control, the termination of the employment of Mr. Meshon without cause or by Mr. Meshon for good reason or because of Mr. Meshon's death or disability. The Company will pay an amount equal to any taxes payable by him, on a full gross-up basis, at the time his obligations under the note terminate. The note was issued prior to the prohibitions on related party loans as stated in the Sarbanes-Oxley Act of 2002. The Meshon Employment Agreement further provides that if Mr. Meshon's employment is terminated due to a change of control, he is entitled to a payment of the greater of (i) the sum of all compensation due to Mr. Meshon during the balance of his term of employment, assuming that annual bonuses payable to him during the period equal the average of the annual bonuses paid to him under the employment agreement prior to the end of his employment or (ii) 199% of his annual salary and bonuses for the year prior to his termination.

Compensation of Former Chairman of the Board

         Mr. Kranzdorf's compensation arrangement was established under an employment agreement dated as of June 16, 2000 (the "Kranzdorf Employment Agreement"), which was superseded by a termination agreement dated as of July 14, 2003 (the "Kranzdorf Termination Agreement"). The Kranzdorf Employment Agreement commenced on June 16, 2000 and provided for a term of five years. The Kranzdorf Employment Agreement provided for annual compensation in the amount of $350,000 for the first three years and $175,000 for the last two years. The Board could, in its sole discretion, increase Mr. Kranzdorf's base salary or other compensation. The Company will also pay taxes payable by Mr. Kranzdorf under section 4999 of the Internal Revenue Code of 1986, as amended, with respect to any "excess parachute payment" within the meaning of the Internal Revenue Code. Pursuant to the Kranzdorf Termination Agreement, the Kranzdorf Employment Agreement was terminated as of July 14, 2003 and the Company paid Mr. Kranzdorf on that date approximately $290,000 in full satisfaction of the Company's obligation to pay amounts pursuant to the Kranzdorf Employment Agreement, plus two bonuses of $75,000 each for services rendered in connection with specific

Company transactions in 2002 and 2003. The Company also transferred title to Mr. Kranzdorf of an automobile and a computer that he had used in connection with his employment by the Company. All options to purchase Common Shares held by Mr. Kranzdorf will remain in full force and effect and be fully exercisable until the earlier of (a) their respective current expiration dates or (b) June 16, 2008. The non-competition provisions of the Kranzdorf Employment Agreement remain in full force and effect until their normal expiration at the end of the original five year period except with respect to certain permissible de minimis activities or activities outside the territory of the Company's operations.

Compensation of Other Officers

         The Company entered into a three-year employment agreement effective July 1, 2001 with Mr. Demuth. The employment agreement provides for annual base compensation in the amount of $192,000, to be reviewed periodically, but not less than annually, and which may be increased at the discretion of the Company. Effective July 1, 2002, Mr. Demuth's agreement was amended to provide for an increase in annual base compensation to $200,000. Effective July 1, 2003, Mr. Demuth's agreement was further amended to provide for an increase in annual base compensation to $206,000. Mr. Demuth's employment agreement provides for an annual bonus based on certain criteria set forth in the agreement. Mr. Demuth's agreement provides that in the event of a change of control, he is entitled to a payment in the amount of two times the annual base salary plus all accrued but unpaid bonus and extraordinary other awards. Mr. Demuth's agreement also provides that if Mr. Demuth is terminated by the Company without cause, or if he terminates his employment for good reason as set forth in the agreement, the Company will pay him 1) the base salary then in effect for a period of twelve months and all accrued and unpaid bonus and other awards owing as of the termination date and 2) an amount equal to the annual bonus compensation he received during the fiscal year immediately prior to his termination, but not to exceed $100,000. Effective July 1, 2003, subject to the employment agreement and a restricted share award agreement, Mr. Demuth received a grant of 5,981 restricted shares (see Summary Compensation Table).

         The Company entered into a fifteen-month employment agreement effective April 1, 2002 with Mr. Kraus, which, as amended, expires on June 30, 2004. The employment agreement provides for annual base compensation in the amount of $185,000, to be reviewed periodically, but not less than annually, which may be increased at the discretion of the Company. Effective July 1, 2002, Mr. Kraus's contract was amended to provide for an increase in annual base compensation to $200,000. Mr. Kraus's employment agreement provides that he may be eligible for an annual bonus in an amount equal to $100,000 to $200,000 pursuant to certain criteria set forth in his agreement. Effective July 1, 2003, Mr. Kraus's contract was further amended to provide for an increase in annual base compensation to $210,000. Mr. Kraus's employment agreement provides that he may be eligible for an annual bonus pursuant to certain criteria set forth in his agreement. Mr. Kraus's contract provides that in the event of a change of control, Mr. Kraus is entitled to a payment in the amount of two times the annual base salary and the bonus then in effect, based upon a look-back to the amount paid or earned for the four quarters immediately preceding termination. Mr. Kraus's employment agreement also provides that if prior to expiration of the term of employment, Mr. Kraus is terminated by the Company without cause, or if he terminates his employment for good reason as set forth in the agreement, the Company will pay him the base salary and bonus then in effect, based upon a look-back to the amount paid or earned for the four quarters immediately preceding termination, for a period of twelve months beginning on the date of termination, and all accrued and unpaid bonus and other awards. Effective July 1, 2003, subject to the employment agreement and a restricted share award agreement, Mr. Kraus received a grant of 5,981 restricted shares (see Summary Compensation Table).

         The Company entered into a one-year employment agreement effective July 1, 2003 with Ms. Strehle. The employment agreement provides for annual base compensation in the amount of $159,650. Ms. Strehle's contract provides that in the event of a change of control, she is entitled to a payment in the amount of the annual base salary plus all accrued but unpaid bonus and other awards. Ms. Strehle's employment agreement also provides that if prior to expiration of the term of employment, Ms. Strehle is terminated by the Company without cause, or if Ms. Strehle terminates employment for good reason as set forth in the agreement, the Company will pay her the base salary then in effect, for a period of twelve months beginning on the date of termination, and all accrued and unpaid bonus and other awards. Effective July 1, 2003, subject to the employment agreement and a restricted share award agreement, Ms. Strehle received a grant of 1,794 restricted shares (see Summary Compensation Table).

         In addition, the Company entered into one-year employment agreements with eight other employees, which also provide for severance payments in the event of a change in control.

                     EXECUTIVE COMPENSATION COMMITTEE REPORT
                            ON EXECUTIVE COMPENSATION

         Executive compensation is paid by the Company in cash or through grants of awards under the Option Plans or the Incentive Plans. All final decisions regarding the cash component of executive compensation are made by the Board which, in making such determinations, takes into consideration any recommendations of the Executive Compensation Committee as well as the matters considered by and the philosophy applied by such committee, as set forth below. All final decisions regarding grants of awards under the Option Plans and Incentive Plans are made by the Board and/or its Executive Compensation Committee. In making its recommendations to the Board, the Executive Compensation Committee reviews the Company's compensation plans, programs and policies and monitors the performance and compensation of its executive officers. The Executive Compensation Committee is expected to review the compensation for comparable positions at other real estate investment trusts ("REITs") in the comparison peer group in evaluating the Company's compensation plans, programs and policies.

         The key elements of the Company's executive compensation package are base salary, annual bonus and long-term equity-based incentives. The policies with respect to each of these elements are discussed below.

Base Salaries

         Base salaries for executive officers are determined by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for executive talents, including a comparison to base salaries for comparable positions at other REITs in the comparison peer group. The base salaries currently are intended to be fixed at the average level of the base salaries paid to executive officers with comparable qualifications, experience and responsibilities at other REITs in the comparison peer group. Annual salary adjustments are determined based on an evaluation of executive officers' responsibilities and performance, as well as a review of the amount of base salaries paid to executive officers with comparable qualifications, experience and responsibilities by other REITs with businesses comparable in the Company's shopping center business and the performance of the Company and other market factors.

Annual Bonus

         The Executive Compensation Committee, in determining the aggregate amount of annual bonuses, is expected to review the performance of the Company and, if appropriate, the Common Shares during such fiscal year. The President of the Company, in determining the amount of annual bonuses, if any, to be paid to executive officers, is expected to review the non-financial performance measures, such as the respective executive's performance, effort and role in promoting the long-term strategic growth of the Company, as well as such other matters as the Executive Compensation Committee may deem appropriate.

Long-Term Incentives

         Long-term incentives are designed to align the interests of the Company's employees, trustees and other key individuals with those of the Company's shareholders. In awarding options and share appreciation rights under the Incentive Plans to the Company's employees, trustees and other key individuals, and making grants of restricted Common Shares, consideration is given to the number of options previously granted to them and whether any long-term incentives have previously been awarded.

         Share options and related share appreciation rights are generally granted with an exercise price equal to the market price of the Common Shares on the date of grant and vest and become exercisable over a period of years based upon continued employment. This is intended to promote shareholder value over the long term, since the full benefit of the compensation package cannot be realized unless share price appreciation occurs over a number of years.

         Grants of restricted Common Shares to executive officers may also form a part of the Company's long-term incentive package. Typically, some portion of such grants would vest annually over a period of several years, so long as the executive officer remains employed by the Company. In making grants of restricted Common Shares, the Executive Compensation Committee would consider and give approximately equal weight to an individual's scope of responsibilities, experience, past contributions to the Company and anticipated contributions to the Company's long-term success.

         Another component of the Company's long-term incentive package in the past has been making loans to employees for the purchase of Common Shares in connection with a share purchase award under the Incentive Plans. During the fiscal year ended December 31, 2003, no such loans were extended and the Company does not intend to extend loans to trustees and employees for the purchase of Common Shares in future years.

         The Board and the Executive Compensation Committee believe that share options, share appreciation rights and grants of restricted shares promote loyalty to the Company and encourage recipients to coordinate their interests with those of the shareholders. The Executive Compensation Committee may consider additional types of long-term incentives in the future.

Compensation of Chief Executive Officer

The total compensation paid to Mr. Meshon in 2003 was based solely on the Meshon Employment Agreement. Mr. Meshon's bonus was calculated using the formula stated in his contract (see Contracts and Other Employment Agreements). The Executive Compensation Committee met one time during 2003 to consider Mr. Meshon's total compensation in relation to the Company's performance, and no amendments were made to the Meshon Employment Agreement.

Implications of Internal Revenue Code Section 162 (m) for Executive Compensation

         It is the responsibility of the Executive Compensation Committee to address the issues raised by the provisions in the tax laws, which make certain non-performance-based compensation to executives of public companies in excess of $1,000,000 non-deductible to the Company. In this regard, the Executive Compensation Committee is responsible for considering whether any actions with respect to this limit should be taken by the Company. No executive officer of the Company received any such compensation in excess of this limit during 2003. The Incentive Plans have been designed in a manner to allow certain grants of options and share appreciation rights to be treated as performance based and, therefore, not subject to the $1,000,000 limitation. The Executive Compensation Committee is expected to continue to monitor the $1,000,000 limitation and is expected to make necessary recommendations if it is warranted in the future.

Conclusion

         The Board's and the Executive Compensation Committee's goal is to enhance the profitability of the Company and, thus, shareholder value, by aligning closely the financial interests of the Company's key executives with those of its shareholders. Specifically, the Executive Compensation Committee and the Board have sought, and will continue to seek, to enhance the Company's ability to attract and retain qualified executive officers, to motivate such executives, to achieve the goals inherent in the Company's business strategy and to emphasize share ownership by such executives, and thereby, tie long-term compensation to increases in shareholder value.

         To permit ongoing evaluation of the link between the Company's performance and its executive compensation, the Executive Compensation Committee intends to conduct a periodic review of the Company's executive compensation program (subject to limitations set forth in existing employment agreements).

         In addition, while the elements of compensation described above will be considered separately, the Executive Compensation Committee will take into account the full compensation package afforded by the Company to the individual, including pension benefits, supplemental retirement benefits, severance plans, insurance and other benefits. In this regard, it should be noted that the Company currently has a 401(k) retirement plan which covers substantially all officers and employees of the Company. The plan permits participants to defer up to 15% of total compensation, subject to IRS limitations, which deferrals may, in the Company's sole discretion, be matched by the Company in an amount equal to 50% of the first 5% of the employee's compensation. Under the terms of the 401(k) plan, the Company may also, in its sole discretion, make additional profit sharing contributions to such plan. For the year 2003, the Company made total contributions of $163,366 to the 401(k) plan.

         Through the programs described above, a very significant portion of the Company's executive compensation is linked to individual and corporate performance.

         The foregoing is furnished by the Executive Compensation Committee.

March 31, 2004

                                Bernard J. Korman
                                E. Donald Shapiro
                                 Alan L. Shulman

                          SHARE PRICE PERFORMANCE GRAPH

         The following graph and table compares the cumulative total shareholder returns with the cumulative total returns on the Standard & Poor's 500 Stock Index ("S&P 500") and the NAREIT Equity REIT Total Return Index ("REIT Industry Index") over the same period. The graph and table reflects CV Reit returns prior to the Merger and the Company's returns after the Merger. Total return values for the S&P 500, the REIT Industry Index and the Common Shares of the Company, and the common shares of CV Reit were calculated based on cumulative total return, assuming the investment of $100 in the S&P 500, in the REIT Industry Index, and in the common shares of CV Reit on December 31, 1998, and assuming reinvestment of dividends. The indices are included for comparative purposes only and do not necessarily reflect management's opinion that such indices are an appropriate measure of the relative performance of the stock involved, and are not intended to forecast or be indicative of possible future performance of the Common Shares.

PERFORMANCE GRAPH FOR KRAMONT REALTY TRUST (CV REIT PRIOR TO JUNE 16, 2000)

                                            12/31/98     12/31/99     12/31/00   12/31/01  12/31/02   12/31/03
                                            --------     --------     --------   --------  --------   --------
Kramont  Realty Trust/CV Reit                100.00        78.64        89.12     163.03    180.18    241.13
S & P 500 Index                              100.00       121.04       110.02      96.94     75.52     97.18
REIT Industry Index                          100.00        95.38       120.53     137.32    142.57    195.51

1. The REIT Industry Index is maintained by the National Association of Real Estate Investment Trusts.

Notwithstanding anything to the contrary set forth in any of the Company's previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, that might incorporate by reference this Proxy Statement or future filings made by the Company under those statutes, the Executive Compensation Committee Report, the Audit Committee Report, reference to the independence of the Audit Committee members and the Share Price Performance Graph are not deemed filed with the Securities and Exchange Commission, are not deemed soliciting material and shall not be deemed incorporated by reference into any of those prior filings or into any future filings made by the Company under those statutes, except to the extent that the Company specifically incorporates such information by reference into a previous or future filing, or specifically requests that such information be treated as soliciting material, in each case under those statutes.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

H. Irwin Levy

         In 1981, CV Reit sold the recreation facilities at the Century Village in Boca Raton to Mr. Levy for $18 million, subject to a lease to a corporation currently owned by Mr. Levy. (The annual net rental to Mr. Levy on that lease is $2.2 million.) At closing, Mr. Levy issued a 30-year non-recourse promissory note to CV Reit in the principal amount of $12.5 million which bears interest at 13.25% per annum. At December 31, 2003, the outstanding balance on this note was $8.5 million. During 2003, the Company recognized $1.2 million in interest income on this note. The note was issued prior to the prohibitions on related party loans as stated in the Sarbanes-Oxley Act of 2002.

         Since 1990, companies owned by Mr. Levy and/or certain members of his family have leased, managed and operated the recreation facilities at the Century Villages in West Palm Beach, Deerfield Beach and Boca Raton, which are collateral for certain notes held by the Company with an outstanding balance of $31.1 million (including the $8.5 million discussed above) at December 31, 2003.

         During 2003, through and including September 1, 2003, the Company leased approximately 4,600 square feet of office space to those companies and other companies controlled by Mr. Levy on a month-to-month basis and received approximately $35,000 for payment of rent, utilities and operating expenses. On September 2, 2003, the office building containing the leased space was sold.

Louis P. Meshon, Sr.

         On June 16, 2000, the Company sold to Louis P. Meshon, Sr. 75,000 restricted Common Shares at the then current market price per Common Share of $10.16 for a total of $762,000 evidenced by a full recourse promissory note that matures on June 15, 2005. The note and its collateral consisting of the restricted Common Shares, and Mr. Meshon's obligations under the note, will terminate on the earliest to occur of: (i) the note's full satisfaction, (ii) the note's fifth anniversary (if Mr. Meshon is still employed by the Company), or (iii) the termination of Mr. Meshon's employment following a change of control, the termination of the employment of Mr. Meshon without cause or by Mr. Meshon for good reason or because of Mr. Meshon's death or disability. The Company will pay to him an amount equal to any taxes payable by him, on a full gross-up basis, at the time his obligations under the note terminate. The note was issued prior to the prohibitions on related party loans as stated in the Sarbanes-Oxley Act of 2002.

         Louis P. Meshon, Sr. and Patricia Meshon, his wife, in the aggregate, own 99% of the voting stock (a 5% equity interest) of Drexel Realty, Inc. ("Drexel"), the management company in which Montgomery CV Realty L.P. owns 1% of the voting stock and 100% of the non-voting stock (a 95% equity interest). In 2003, Drexel did not make any payments to Mr. Meshon.

         In addition, Drexel manages the following third-party owned properties in which Louis P. Meshon, Sr. has the following partnership interests:

                                                                Meshon Partnership
Properties                                                     Interest Percentage
----------                                                     -------------------
Renaissance Plaza                                                     20.75%

Montgomery A.C., Inc. (owns 1% general partnership                    50.00%
interest in Renaissance Plaza)

Laurel Mall (indirect ownership through MTGY                          29.00%
Associates) (Louis P. Meshon, Sr. directly and indirectly
owns 95.93% of the corporate general partner of Laurel Mall)

         In 2003, the owners of these properties paid Drexel $259,300 for management and leasing services.

Milton S. Schneider

         Mr. Schneider is the Chief Executive Officer of The Glenville Group, a company involved in the development, ownership and management of commercial and residential properties. The Company leases approximately 2,300 square feet of office space to The Glenville Group in accordance with a five-year lease effective June 1, 1999 and expiring on May 31, 2004. During 2003, The Glenville Group paid the Company approximately $57,900 for payment of rent, electric and other operating expenses.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND
                                   MANAGEMENT

         The following table sets forth information regarding the beneficial ownership of the Common Shares within the meaning of Rule 13d-3(d)(1) under the Securities Exchange Act of 1934, by each person or group of affiliated persons known by the Company to own beneficially more than 5% of the Common Shares, each trustee, trustee nominee, and Named Executive, and all trustees, trustee nominees and Named Executives as a group as of March 1, 2004 (unless otherwise indicated), and includes Common Shares as to which a right to acquire ownership exists (for example, through the exercise of share options, or through the conversion of Series B-1 Cumulative Convertible Preferred Shares of Beneficial Interest) and Common Shares issuable at the option of the Company upon a holder's redemption of units of limited partnership interest ("OP Units") in the Company's approximately 93.5% owned subsidiary, Kramont Operating Partnership, L.P. (Except as otherwise noted, each person or entity named in the table has sole voting and investment power with respect to all of the Common Shares shown as beneficially owned by such person or entity.)

  Name and Address                                     Amount Beneficially            Percent of
of Beneficial Owner(1)                                        Owned                    Class(2)
----------------------                                        -----                    --------
Louis P. Meshon, Sr.                                          918,395(3)                  3.7%

Norman M. Kranzdorf                                           305,983(4)                  1.3%

George S. Demuth                                               34,183(5)                    *

Carl E. Kraus                                                  32,647(6)                    *

Etta M. Strehle                                                19,877(7)                    *

Bernard J. Korman                                              37,386(8)                    *

H. Irwin Levy                                                 826,477(9)                  3.4%

Milton S. Schneider                                           115,957(10)                   *

E. Donald Shapiro                                              41,271(11)                   *

Alan L. Shulman                                               102,061(12)                   *

Laurence Gerber                                                     0                       *

Cohen & Steers Capital
  Management, Inc.                                          3,559,400(13)                14.8%

Teachers Insurance and Annuity
  Association of America                                      695,000(14)                 2.9%

All trustees, trustee nominees, and Named Executives
 as a group (11 persons)                                    2,434,237(15)                 9.7%

*        Indicates beneficial ownership of less than 1%.

(1) Unless otherwise indicated, the address for each individual is 580 W. Germantown Pike, Suite 200, Plymouth Meeting, PA 19462-1305.

(2) Calculated based on 24,069,925 Common Shares outstanding and assuming, with respect to each of the individuals listed above, the exercise of all options to purchase Common Shares, or the redemption and conversion of all OP Units in Kramont Operating Partnership, L.P. held by such individual currently exercisable or redeemable and convertible, or exercisable or redeemable and convertible within 60 days of this proxy.

(3) Includes (a) options to purchase 82,078 Common Shares originally granted to him under the Kramont Realty Executive Officer Stock Option Plan, (b) 673,255 OP Units held in Kramont Operating Partnership, L.P., of which 89,909 OP Units are jointly owned with Mr. Meshon's wife and 2,714 OP Units are owned by a company controlled by Mr. Meshon and (c) 75,000 Restricted Shares sold to him at the time of the Merger. Mr. Meshon disclaims that OP Units are derivative securities of the Company.

(4) Includes (a) 14,956 Common Shares owned directly by Mr. Kranzdorf's wife, (b) 36,000 Common Shares owned by Mrs. Kranzdorf as trustee for the benefit of Michael Kranzdorf and Betty Kranzdorf, (c) 5,000 Common Shares held as Trustee for which he maintains voting and investment power, (d) options to purchase 29,000 Common Shares granted to him under the Trustee Plan and (e) options to purchase 70,000 Common Shares granted to him pursuant to the Kramont 2000 Incentive Plan.

(5) Includes (a) options to purchase 7,500 Common Shares granted to him under the Employee Plan and (b) options to purchase 1,000 Common Shares granted to him under the Kramont 2000 Incentive Plan.

(6) Includes options to purchase 16,666 Common Shares granted to him under the Kramont 2000 Incentive Plan.

(7) Includes (a) options to purchase 9,400 Common Shares granted to her under the Kramont Realty Trust 1997 Stock Option Plan and (b) options to purchase 700 Common Shares granted to her under the Kramont 2000 Incentive Plan.

(8) Includes (a) options to purchase 4,500 Common Shares granted to him under Kranzco's 1995 Incentive Plan, (b) 15,000 Common Shares granted to him under the Kramont 2000 Incentive Plan and (c) 3,900 Common Shares owned by his spouse.

(9) Includes (a) 101,292 Common Shares owned by a corporation controlled by Mr. Levy, (b) 78,149 OP Units in Kramont Operating Partnership, L.P. and (c) 5,000 options granted to him under the Kramont 2000 Incentive Plan. Excludes 162,500 Common Shares owned by Mr. Levy's spouse. Mr. Levy disclaims beneficial ownership of the excluded Common Shares. Mr. Levy disclaims that OP Units are derivative securities of the Company.

(10) Includes (a) options to purchase 5,000 Common Shares granted under the Kramont Realty Trust Non-Employee Director 1998 Stock Option Plan, (b) 15,000 options granted under the Kramont 2000 Incentive Plan and (c) 20,957 OP Units in Kramont Operating Partnership, L.P. Excludes 34,013 OP Units owned by Mr. Schneider's spouse. Mr. Schneider disclaims beneficial ownership of the excluded OP Units. Mr. Schneider disclaims that OP Units are derivative securities of the Company.

(11) Includes (a) options to purchase 3,000 Common Shares granted to him under Kranzco's 1992 Trustee Share Option Plan, (b) options to purchase 3,000 Common Shares granted to him under Kranzco's 1995 Incentive Plan and (c) 5,000 options granted under the Kramont 2000 Incentive Plan.

(12) Includes (a) options to purchase 10,000 Common Shares originally granted under the Kramont Realty Trust Non-Employee 1998 Stock Option Plan, (b) 15,000 options granted under the Kramont 2000 Incentive Plan and (c) 31,381 Common Shares held as Trustee for which he maintains voting and investment power.

(13) The foregoing is based solely upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 17, 2004. The address for this beneficial owner is 757 Third Avenue, New York, NY 10017.

(14) The foregoing is based solely upon a Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2004. The address for this beneficial owner is 730 Third Avenue, New York, NY 10017.

(15) Includes options to purchase the aggregate of 296,844 Common Shares which are exercisable within sixty (60) days of the date of this Proxy.

             SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

         Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's trustees and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership on Forms 3, 4 and 5 with the Securities and Exchange Commission. Trustees, executive officers and greater than 10% beneficial owners are required by regulation of the Securities and Exchange Commission to furnish the Company with copies of all Section 16(a) Forms 3, 4 and 5 they file.

         Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons that no Forms 5 were required for those persons, the Company believes that all of its trustees, executive officers and greater than 10% beneficial owners were in compliance with the filing requirements with respect to transactions during 2003, except that Mr. Shulman filed one report on Form 5 late reporting seven transactions related to his becoming custodian and/or trustee under a will for certain family members owning the Company's Common Shares, and Mr. Levy filed one report reporting one transaction on Form 4 late.

                  SHAREHOLDER PROPOSALS FOR 2005 ANNUAL MEETING

         Proposals of shareholders intended to be presented at the 2005 Annual Meeting of Shareholders, pursuant to Rule 14a-8 of the Securities Exchange Act of 1934, must be received by the Company at its principal executive offices on or before December 28, 2004 for inclusion in the Company's proxy statement and form of proxy relating to that meeting.

         In addition, for proposals submitted other than pursuant to the Rule 14a-8 process, the Bylaws of the Company currently provide that in order for a shareholder to nominate a candidate for election as a trustee at an annual meeting of shareholders or propose business for consideration at such a meeting, notice must be given to the secretary of the Company at the principal executive offices of the Company no more than 120 days nor less than 90 days prior to the first anniversary of the date of mailing of the notice for the preceding year's annual meeting; provided, however, that in the event that the date of the mailing of the notice for the annual meeting is advanced or delayed by more than 30 days from such anniversary date, notice by the shareholder to be timely must be delivered to the secretary of the Company not earlier than the 120th day prior to the date of mailing of the notice for such annual meeting and not later than the close of business on the later of the 90th day prior to the date of mailing of the notice for such annual meeting or the tenth day following the day on which public disclosure of the date of mailing of the notice for such meeting is first made. Assuming that the notice of the Company's 2004 annual meeting is mailed to shareholders on April 27, 2004 and that the date of mailing of the notice for the Company's 2005 annual meeting is not advanced or delayed by more than 30 days from the first anniversary of the date of mailing of the notice for the Company's 2004 annual meeting, the Company must receive notice of a shareholder's intention to introduce a nomination or other item of business at the annual meeting no earlier than December 28, 2004 and no later than January 27, 2005. If we do not receive notice within those dates, or if we meet other requirements of the SEC rules, the persons named as proxies in the proxy materials relating to that annual meeting will use their discretion in voting the proxies if these matters are raised at the annual meeting. The fact that the Company may not insist upon compliance with these requirements should not be construed as a waiver by the Company of its right to do so at any time in the future.

                         FINANCIAL AND OTHER INFORMATION

         The Company's Annual Report for the fiscal year ended December 31, 2003, including financial statements, was sent to shareholders. The Annual Report is not a part of the proxy solicitation materials.

                            EXPENSES OF SOLICITATION

         The cost of soliciting proxies will be borne by the Company. Brokers and nominees should forward soliciting materials to the beneficial owners of the Common Shares held of record by such persons, and the Company will reimburse them for their reasonable forwarding expenses. In addition to the use of the mails, proxies may be solicited by trustees, officers and regular employees of the Company, who will not be specially compensated for such services, by means of personal calls upon or telephonic or telegraphic communications with shareholders or their personal representatives.

                                  OTHER MATTERS

         The Board knows of no matters other than those described in this Proxy Statement which are likely to come before the Annual Meeting. If any other matters properly come before the

Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxies in accordance with their discretion.

                                                                      APPENDIX A


                             AUDIT COMMITTEE CHARTER


PURPOSE

The Audit Committee is appointed by the Company's Board of Trustees (the "Board") to assist the Board in monitoring (1) the integrity of the financial statements of the Company, (2) the Company's compliance with legal and regulatory requirements, (3) the independent auditor's qualifications and independence, and (4) the performance of the Company's internal audit function and independent auditors.

The Audit Committee shall prepare the report required by the rules of the Securities and Exchange Commission (the "SEC") to be included in the Company's annual proxy statement.

COMMITTEE MEMBERSHIP

The Audit Committee shall consist of no fewer than three members. Each member of the Audit Committee shall be a member of the Board and shall meet the independence and experience requirements of the New York Stock Exchange, Section 10A(m)(3) of the Securities Exchange Act of 1934 (the "Exchange Act"), and all rules and regulations promulgated by the SEC. Each member of the Audit Committee shall be financially literate, as determined by the Board in its business judgment, or must become financially literate within a reasonable period of time after his or her appointment to the Audit Committee. In addition, at least one member of the Audit Committee shall have accounting or related financial management expertise as determined by the Board in its business judgment, and at least one member of the Committee (who may be the same person) shall be a "financial expert" (as defined by the SEC). No member of the Audit Committee may serve on the audit committee of more than three public companies unless the Board (and the Board of Directors of each of the other public companies) determines that such simultaneous service will not impair such member's ability to effectively serve on the Audit Committee. Any such determination must be disclosed in the Company's annual proxy statement.

The members of the Audit Committee shall be appointed by the Board on the recommendation of the Nominating & Governance Committee. Audit Committee members may be replaced by the Board. The Board shall designate one member of the Committee as its Chairperson.

COMMITTEE RULES OF PROCEDURE

The Audit Committee shall meet as often as it determines, but not less frequently than quarterly. Special meetings may be convened as the Audit Committee deems necessary or appropriate.

A majority of the members of the Audit Committee shall constitute a quorum to transact business. Members of the Audit Committee may participate in a meeting of the Committee by means of telephone conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other. Except in extraordinary circumstances as determined by the Chairman of the Audit Committee, notice shall be delivered to all Committee members at least 48 hours in advance of the scheduled meeting. Minutes of each meeting will be kept and distributed to the entire Board.

The affirmative vote of a majority of the members of the Audit Committee present at the time of such vote will be required to approve any action of the Committee. Subject to the requirements of any applicable law, regulation or New York Stock Exchange rule, any action required or permitted to be taken at a meeting of the Audit Committee may be taken without a meeting if consent in writing, setting forth the action so taken, is signed by all of the members of the Committee. Such written consent shall have the same force as a unanimous vote of the Committee.

COMMITTEE AUTHORITY AND RESPONSIBILITIES

The Audit Committee shall be directly responsible for the appointment, compensation, oversight, termination and replacement of the Company's independent auditor (subject, if applicable, to shareholder ratification), and shall have the sole authority to approve all audit engagement fees and terms and all non-audit engagements with the independent auditors.

The Audit Committee shall approve all audit and non-audit engagements of the Company's independent auditors in advance. The Audit Committee may delegate to one or more of its members who are independent Trustees on the Board the authority to approve the performance of audit and non-audit services by the Company's independent auditors (a "Sub-Committee"). Any decision by a Sub-Committee shall be presented to the full Audit Committee at its next scheduled meeting. Neither the Audit Committee nor any Sub-Committee shall approve any engagements of the Company's outside auditors with respect to those services set forth in Section 10A(g)(1) through (9) of the Exchange Act. In the event the Audit Committee or any Sub-Committee approves any non-audit services by the Company's independent auditors, such approval shall be disclosed in periodic reports required by Section 13(a) of the Exchange Act. The pre-approval requirement is not applicable with respect to the provision of non-audit services by the Company's outside auditors where (i) such services were not recognized by the Company at the time of the engagement to be non-audit services, (ii) the aggregate amount of all such non-audit services provided to the Company constitutes not more than 5% of the total amount paid by the Company to the Company's independent auditors during the fiscal year in which the non-audit services are provided and (iii) such services are promptly brought to the attention of the Audit Committee and approved prior to the completion of the audit by the Committee or a Sub-Committee.

The Audit Committee shall have the authority, to the extent it deems necessary or appropriate to carry out its responsibilities, to retain at the expense of the Company special legal, accounting or other consultants to advise the Committee. The Audit Committee shall have the sole authority to approve all fees and terms of engagement of such advisors.

The Audit Committee may designate any member of the Committee to execute documents on its behalf as it deems necessary or appropriate to carry out its responsibilities hereunder. Except as provided above with regard to the independent auditor, the Audit Committee may form and delegate authority to subcommittees to the extent the Committee deems necessary or appropriate.

The Audit Committee may request any officer or employee of the Company or the Company's outside counsel or independent auditor to attend a meeting of the Committee or to meet with any member of, or consultants to, the Committee. The Audit Committee shall meet with management, the internal auditors (or other personnel responsible for the internal audit function) and the independent auditor in separate executive sessions as often as the Committee determines. The Audit Committee may also, to the extent the Committee deems necessary or appropriate, meet with the Company's investment bankers or any financial analysts who follow the Company.

The Audit Committee shall make regular reports to the Board and shall review with the Board any issues that arise with respect to (i) the quality or integrity of the Company's financial statements, (ii) the Company's compliance with legal or regulatory requirements that may have a material impact on the Company's financial statements, (iii) the performance and independence of the Company's independent auditors or (iv) the performance of the internal audit function. In addition, the Audit Committee annually shall review its own performance.

The Audit Committee shall review and reassess the adequacy of this Charter annually and recommend any proposed change to the Board for its approval. This Charter is in all respects subject and subordinate to the Company's Declaration of Trust and by-laws and the applicable provisions of Maryland law applicable to real estate investment trusts.

In addition to the foregoing, the Audit Committee, to the extent it deems necessary or appropriate, shall:

Financial Statement and Disclosure Matters

1. Review and discuss with management and the independent auditor the Company's annual audited financial statements, including the disclosures made under "Management's Discussion and Analysis of Financial Condition and Results of Operation."

2. Review and discuss with management and the independent auditor the Company's quarterly financial statements, including the results of the independent auditor's review of the quarterly financial statements.

3. Discuss with management and the independent auditor, and resolve any disagreements between management and the independent auditor with respect to, significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements.

4. Review and discuss with management and the independent auditor any report of the independent auditor regarding (a) all critical accounting policies and practices to be used by the independent auditor, (b) alternative treatments of financial information within generally accepted accounting principles ("GAAP") that have been discussed with management, ramifications of the use of such alternative disclosures and treatments, and the treatment preferred by the independent auditor, or (c) any other material written communications between the independent auditor and management, including any management letter or schedule of unadjusted differences.

5. Review and discuss with management and the independent auditor (a) major issues regarding accounting principles and financial statement presentations, including any significant changes in the Company's selection of application of accounting principles, and major issues as to the adequacy of the Company's internal controls and any special audit steps adopted in light of material control deficiencies, (b) analyses prepared by management and/or the independent auditor setting forth significant financial reporting issues and judgments made in connection with the preparation of the Company's financial statements, including analyses of the effect of alternative GAAP methods on the financial statements, (c) the types of information to be disclosed and the types of presentation to be made relating to earning press releases (paying particular attention to any use of "pro forma," or "adjusted" non-GAAP, information), as well as other financial information and earnings guidance provided to analysts and rating agencies, and (d) the effect of regulatory and accounting initiatives, as well as off-balance sheet structures, on the Company's financial statements.

6. Discuss with management the Company's major financial risk exposures and the steps management has taken to monitor and control such exposures, including the guidelines and policies to govern the process by which risk assessment and risk management are undertaken.

7. Review legal and regulatory matters that may have a material impact on the Company's financial statements, and all related compliance policies and programs. Discuss with management and the independent auditor any correspondence with regulators or governmental agencies and any employee complaints or published reports which raise material issues regarding the Company's financial statements or accounting policies. Discuss with the Company's general counsel any legal matters that may have a material impact on the Company's financial statements. Assist the Board and the Nominating & Governance Committee in monitoring the compliance by the Company with other legal and regulatory requirements.

8. Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No. 61 relating to the conduct of the audit. In particular, discuss:

      (a) the adoption of, or changes to, the Company's significant auditing and accounting principles and practices as suggest by the independent auditor, internal auditors or management;

      (b) the management letter provided by the independent auditor and the Company's response to that letter; and

      (c) any audit problems or difficulties encountered in the course of the audit work, including any restrictions on the scope of activities or on access to requested information.

Oversight of the Company's Relationship with the Independent Auditor

9. Review and evaluate the experience and qualifications of the lead partner of the independent auditor team.

10. Obtain and review a report from the independent auditor at least annually regarding (a) the firm's internal quality-control procedures, (b) any material issues raised by the most recent quality-control review, or peer review, of the firm, or by any inquiry or investigation by governmental or professional authorities within the preceding five years, respecting one or more independent audits carried out by the firm, (c) (to assess the auditor's independence) all relationships between the independent auditor and its related entities and the Company and its related entities, and (c) any steps taken to deal with any such issues. The Audit Committee shall require the independent auditor to confirm that the report in all respects satisfies the requirements of Independence Standards Board Standard No. 1. Discuss the report with the independent auditor, and evaluate the qualifications, performance and independence of the independent auditor, including considering whether the auditor's quality controls are adequate and the provision of non-audit services is compatible with maintaining the auditor's independence, and taking into account the opinions of management and the internal auditor. The Audit Committee shall present its conclusions to the Board and if so determined by the Audit Committee, recommend that the Board take additional action to satisfy itself of the qualifications, performance and independence of the auditor.

11. Consider when, in order to comply with Section 10A(j) of the Exchange Act and to assure continuing auditor independence, to rotate the lead audit partner, the audit partner responsible for reviewing the audit or the independent auditing firm itself.

12. Establish policies for the Company's hiring of employees or former employees of the independent auditor who were engaged on the Company's account. Review the experience and qualifications of the senior management of the Company to ensure that none of them has a relationship with the independent auditor that would compromise the auditor's independence or otherwise cause the Company or the independent auditor to be in violation of Section 10A(l) of the Exchange Act.

13. Obtain assurance from the independent auditor that each audit of the Company's financial statements has complied with the requirements of
      Section 10A of the Exchange Act.

14. Discuss with the independent auditor the planning and staffing of the audit.

Oversight of the Company's Internal Audit Function

15. Review the appointment and replacement of the senior internal auditing executive or selection and retention of the person or entity to which the internal auditing function is out-sourced.

16. Review the significant reports to management prepared by the internal auditing department and management's responses.

17. Discuss with the independent auditor the Company's internal audit department (or contracted outside internal auditor's) responsibilities, budget and staffing and any recommended changes in the planned scope of the internal audit.

18. Establish and review periodically procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters and (b) the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters. The procedures established pursuant to this paragraph 18(b) should also be made available for use by persons making reports pursuant to the Company's Whistleblower Policy.

19. Review the annual internal control report prepared or issued by the independent auditor, and report to the Board any concerns about the internal control report, or its inclusion in the Company's Form 10-K.

In addition to the activities described above, the Audit Committee will perform such other functions as necessary or appropriate in its opinion under applicable law, the Company's Declaration of Trust and by-laws, and the resolutions and other directives of the Board, including, without limitation, the Company's Code of Ethics for the Chief Executive Officer and Senior Financial Officers and the Company's Whistleblower Policy.

LIMITATION OF AUDIT COMMITTEE ROLE

While the Audit Committee has the responsibilities and powers set forth in this Charter, it is not the duty of the Committee to plan or conduct audits or to determine that the Company's financial statements and disclosures are complete and accurate, fairly present the information shown or are in accordance with GAAP and applicable rules and regulations. These are the responsibilities of management and the independent auditor. Nor is it the duty of the Audit Committee to conduct investigations or to assure compliance with any law, regulation or New York Stock Exchange rule, or the Company's Corporate Governance Guidelines, Code of Business Conduct and Ethics, Code of Ethics for the Chief Executive Officer and Senior Financial Officers, or Whistleblower Policy.

                                                                      APPENDIX B

                              KRAMONT REALTY TRUST

                  PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS
           THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF TRUSTEES

      The undersigned shareholder of Kramont Realty Trust, a Maryland real estate investment trust (the "Company"), hereby appoints Louis P. Meshon, Sr. and Carl E. Kraus, and each of them, his or her true and lawful agents and proxies with full power of substitution to attend the Annual Meeting of Shareholders of the Company to be held on Thursday, June 10, 2004 at the Peninsula Hotel, 700 Fifth Avenue at 55th Street, New York, NY 10019, at 11:00 a.m. local time and any adjournment(s) or postponement(s) thereof, to cast on behalf of the undersigned all votes that the undersigned is entitled to cast at such meeting and otherwise to represent the undersigned at the Annual Meeting with all powers possessed by the undersigned if personally present at the meeting. The undersigned hereby revokes any proxy previously given with respect to such meeting.

      The undersigned acknowledges receipt of the Notice of Annual Meeting of Shareholders and the accompanying Proxy Statement.

      THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST IN ACCORDANCE WITH THE SPECIFICATIONS MADE. IF THIS PROXY IS EXECUTED BUT NO SPECIFICATION IS MADE, THE VOTES ENTITLED TO BE CAST BY THE UNDERSIGNED WILL BE CAST FOR EACH OF THE NOMINEES FOR TRUSTEE AND FOR EACH OF THE OTHER PROPOSALS AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT(S) OR POSTPONEMENT(S) THEREOF.

(Continued and to be dated and signed on reverse side.)

1. The election of the following individuals as Trustees of the Company to serve a three-year term expiring in 2007 and until their successors are duly elected and qualify.

      Bernard J. Korman

      [ ]   FOR such nominee                    [ ] WITHHOLD as to such nominee

      Laurence Gerber

      [ ]   FOR such nominee                    [ ]  WITHHOLD as to such nominee

2. The ratification of the appointment of BDO Seidman LLP as the Company's independent public accountants for the fiscal year ending December 31, 2004.

      [ ]  FOR                     [ ] AGAINST                      [ ] ABSTAIN

3. To vote and otherwise represent the undersigned on any other matters which may properly come before the meeting or any adjournment(s) or postponement(s) thereof, in their discretion.

                                 [ ] MARK HERE IF YOU PLAN TO ATTEND THE MEETING

                                 [ ] CHANGE OF ADDRESS OR COMMENTS MARK HERE

                                 Please sign exactly as name appears hereon and date. If the shares are held jointly, each holder should sign. When signing as an attorney, executor, administrator, trustee, guardian or as an officer signing for a corporation or other entity, please give full title under signature.

                                 DATED: __________________________________, 2004

                                 -----------------------------------------------
                                                  Signature

                                 -----------------------------------------------
                                               Signature, if held jointly


                                 Votes must be indicated (x) in blue or black ink. Sign, Date and Return the Proxy Card promptly using the enclosed envelope.